SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Getty Images, Inc.

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GETTY IMAGES, INC.

April 4, 2003

Dear Stockholder:

You are cordially invited to attend the 2003 annual meeting of stockholders of Getty Images, Inc. (“Getty Images” or “the Company”). The meeting will be held at the headquarters of the Company at 601 North 34th Street, Seattle, Washington 98103, on Monday May 5, 2003, at 2:30 p.m. (Pacific Daylight Time). We hope that you will be able to attend.

At the annual meeting, you will be asked (i) to elect two (2) Class III Directors to serve until the 2006 annual meeting of stockholders and until their respective successors are elected and qualified, and (ii) to ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants for the fiscal year ending December 31, 2003.

More details of the business to be conducted at the annual meeting are presented in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. After reading the enclosed proxy statement, kindly complete, sign, date, and promptly return the enclosed proxy in the enclosed postage-paid envelope. Returning the proxy will not preclude you from voting in person at the meeting should you later decide to attend, as your proxy is revocable at or prior to the meeting at your discretion.

The Board of Directors of Getty Images unanimously recommends that you vote FOR both of the nominees for director, and FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants for the 2003 fiscal year.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

Sincerely,

Mark H. Getty

Executive Chairman of the Board of Directors

GETTY IMAGES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 5, 2003

Notice is hereby given that the annual meeting of stockholders of Getty Images, Inc., a Delaware corporation (“Getty Images” or “the Company”), will be held at the headquarters of the Company, 601 North 34th Street, Seattle, Washington, on Monday, May 5, 2003, at 2:30 p.m., Pacific Daylight Time, for the following purposes:

1.	To elect two (2) Class III Directors to serve until the 2006 annual meeting of stockholders and until their respective successors are elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants of the Company for the fiscal year ending December 31, 2003; and

3.	To transact such other business as may properly come before the annual meeting and at any adjournments or postponements thereof.

The Board of Directors set March 20, 2003, as the record date of the meeting. This means that owners of shares of our stock at the close of business on that date are entitled to receive notice of the annual meeting and to attend and to vote at the meeting and at any adjournments or postponements thereof. Additional information regarding the matters to be acted on at the annual meeting can be found in the accompanying proxy statement.

By Order of the Board of Directors

Jeffrey L. Beyle

Senior Vice President, General Counsel and Secretary

Seattle, WA

April 4, 2003

YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the annual meeting in person, we urge you to complete, sign, date and return the enclosed proxy at your earliest convenience. This will ensure the presence of a quorum at the meeting. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Sending in your proxy will not prevent you from voting your shares at the annual meeting if you desire to do so, as your proxy is revocable at or prior to the meeting at your option.

GETTY IMAGES, INC.

601 N. 34th Street

Seattle, Washington 98103

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 5, 2003

April 4, 2003

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Getty Images, Inc., a Delaware corporation (“Getty Images” or “the Company”), from the holders of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company, to be exercised at the annual meeting of stockholders to be held at 2:30 p.m. (Pacific Daylight Time) on Monday, May 5, 2003, at the headquarters of the Company located at 601 North 34th Street, Seattle, Washington.

This proxy statement contains information related to the annual meeting. The proxies also may be voted at any adjournments or postponements thereof. We hope that you will be able to attend.

All properly executed written proxies that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked at or prior to the meeting.

Only owners of record of shares of common stock at the close of business on the record date of March 20, 2003, are entitled to vote at the annual meeting, or at adjournments or postponements thereof. Each owner of record on the record date is entitled to one vote for each share of common stock held. On March 20, 2003, there were 54,073,470 shares of common stock issued and outstanding.

The purpose of the annual meeting is to consider and act upon the following proposals:

1.	To elect two (2) Class III Directors to serve until the 2006 annual meeting of stockholders and until their respective successors are elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants of the Company for the fiscal year ending December 31, 2003; and

3.	To transact such other business as may properly come before the annual meeting and any adjournments or postponements thereof.

The proxy materials are being mailed to the stockholders entitled to vote at the meeting on or about April 4, 2003.

QUESTIONS AND ANSWERS ABOUT

THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the Notice of Meeting on the cover page of this proxy statement, including the election of directors and ratification of the appointment of our independent public accountants. In addition, management will respond to questions from stockholders.

Who can attend the meeting?

All stockholders of record as of the record date, or their duly appointed proxies, may attend the meeting. Seating, however, is limited. Admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 2:00 p.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

If you hold your shares in street name (that is, through a broker or bank), you will need to ask your broker or bank for an admission card in the form of a legal proxy. You will need to bring the legal proxy with you to the meeting. If you do not receive the legal proxy in time, bring your most recent brokerage statement (reflecting your share ownership as of the record date) with you to the meeting. We can use that to verify your ownership of shares of Getty Images’ common stock and to admit you to the meeting; however, you will not be able to vote your shares at the meeting without a legal proxy.

What is the record date and what does it mean?

The record date for our 2003 annual meeting is March 20, 2003. The record date is established by the Board of Directors as required by Delaware law. Owners of shares of our common stock at the close of business on the record date are entitled:

•	to receive notice of the meeting,

•	to attend the meeting, and

•	to vote at the meeting and any adjournments or postponements thereof.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on March 20, 2003, the record date for the meeting, are entitled to receive notice of and to attend and to vote at the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments thereof.

What is the difference between a stockholder of record and a stockholder who holds stock in street name?

If your shares are registered in your name, you are a stockholder of record. If your shares are in the name of your broker or bank, your shares are held in street name.

What are the voting rights of the holders of shares of Getty Images’ common stock?

Each outstanding share of Getty Images’ common stock will be entitled to one vote on each matter.

Can I vote by telephone or via the internet?

No, you cannot.

What is a proxy?

You may legally designate another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. A proxy card has been attached to this proxy statement. Two of our executive officers have been designated as proxies for our 2003 annual meeting of stockholders. These two executive officers are Elizabeth J. Huebner, our Chief Financial Officer, and Jeffrey L. Beyle, our General Counsel.

What is a proxy statement?

A proxy statement is a document that Securities and Exchange Commission regulations require us to give you when we ask you to sign a proxy card designating Elizabeth J. Huebner and Jeffrey L. Beyle as proxies to vote on your behalf.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at or prior to the meeting any time before the proxy is exercised at the meeting by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a date later than the proxy you are revoking. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How can you revoke a proxy?

A stockholder can revoke a proxy by any one of the following three actions before the proxy is exercised:

•	giving written notice to the Secretary of the Company,

•	delivering a later-dated proxy, or

•	voting in person at the meeting after requesting at or prior to the meeting that a previously granted proxy be revoked.

What constitutes a quorum at the meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of shares of common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. As of the March 20, 2003, the record date, 54,073,470 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence, in person or by proxy, of the holders of common stock representing at least 27,036,736 votes will be required to constitute a quorum.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares of stock considered to be present at the meeting.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a stockholder of record and attend the meeting, you may deliver your completed proxy card in person. If you are a street name stockholder who wishes to vote at the meeting, you will need to obtain a proxy card from the institution that holds your shares.

Are votes confidential? Who counts the votes?

We will continue our practice of holding the votes of all stockholders in confidence from directors, officers and employees except:

•	as necessary to meet applicable legal requirements and to assert or to defend claims for or against the Company,

•	in case of a contested proxy solicitation,

•	if a stockholder makes a written comment on the proxy card or otherwise communicates his/her vote to management, or

•	to allow the independent inspectors of election to certify the results of the vote.

We also will continue to retain an independent tabulator to receive and to tabulate the proxies and, as noted above, independent inspectors of election to certify the results.

What are my voting choices when voting for director nominees? What is the Board’s recommendation?

In voting on the election of two director nominees to serve until our 2006 annual meeting of stockholders, stockholders may vote in one of the following ways:

•	vote in favor of both nominees,

•	withhold votes as to both nominees, or

•	withhold votes as to one of the nominees and vote in favor of the other nominee.

The Board of Directors recommends a vote “FOR” both of the nominees.

What are my voting choices when voting on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountants? What is the Board’s recommendation?

In voting on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountants, stockholders may vote in one of the following ways:

•	vote in favor of the ratification,

•	vote against the ratification, or

•	abstain from voting on the ratification.

The Board of Directors recommends a vote “FOR” the proposal. If the stockholders fail to vote in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountants, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers, and may retain that firm or another without re-submitting the matter to the Company’s stockholders.

What are the Board’s recommendations on all of the issues to be voted on at the annual meeting?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendations are set forth immediately above in this Questions and Answers section of this proxy statement. The Board’s recommendations also are set forth together with the description of each issue later in this proxy statement. In summary, the Board recommends a vote:

•	for election of both of the nominees for the Board of Directors (see Item 1); and

•	for ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountants for fiscal year 2003 (see Item 2);

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors.    The affirmative vote of the holders of a plurality of the votes present in person or represented by proxy at the meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Public Accountants.    The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the meeting is required for ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountants. If the stockholders fail to vote in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountants, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers, and may retain that firm or another without re-submitting the matter to the Company’s stockholders.

How are abstentions and broker non-votes counted?

A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

If you hold your share in street name through a broker or other nominee, your broker or nominee may exercise voting discretion with respect to each of the matters to be acted upon.

What if a stockholder does not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter on the enclosed form of proxy. If no instructions are given, proxies that are signed and returned will be voted “FOR” the election of both director nominees, and “FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent public accountants.

What if other business comes before the annual meeting for a vote?

The shares of our common stock represented by a proxy card properly executed, duly returned and not subsequently revoked will be voted at the annual meeting in accordance with the judgment of the person or persons voting the proxy on any other matter properly brought before the meeting. The Company does not presently know of any other business that may come before the annual meeting.

What are the rules regarding stockholder proposals for the 2003 and 2004 meetings?

Any stockholder who intended to present a proposal at the 2003 annual meeting of stockholders was required to ensure that the proposal was delivered to the Company no later than February 20, 2003. As at the date of this proxy statement, no stockholder proposals had been received.

Any stockholder who intends to present a proposal at the 2004 annual meeting of stockholders must ensure that the proposal is received by the Secretary at Getty Images, Inc., 601 N. 34th Street, Seattle, WA 98103:

•

Not later than December 6, 2003, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. Receipt by the Company of any such proposal from a qualified stockholder in a timely manner will not guarantee its inclusion in our proxy materials or its presentation at the 2004 annual meeting because the proposal must meet the other requirements of the rules of the Securities and Exchange Commission. Pursuant to Rule 14a-4 under the Securities Exchange Act of 1934, as amended, the Company intends to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek inclusion of the proposed matter in our proxy statement for our 2004 annual meeting, except in circumstances where (i) the Company receives notice of the proposed matter no later than December 6, 2003, and (ii) the proponent complies with the other requirements set forth in Rule 14a-4; or

•	On or after February 5, 2004, and on or before March 6, 2004, if the proposal is submitted pursuant to our by-laws, in which case the notice of the proposal must meet certain requirements set forth in our by-laws and we are not required to include the proposal in our proxy materials. These requirements are separate from and in addition to the Securities and Exchange Commission’s requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy materials.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company has a classified Board of Directors, consisting of Class I Directors, Class II Directors and Class III Directors, the members of which serve staggered three-year terms.

With effect from June 13, 2002, the Board of Directors increased the number of members of the Board of Directors from six to seven, two of which are designated as Class I Directors, two as Class II Directors and three as Class III Directors, an increase of one Class III Director. This increase in the number of Class III Directors was made to allow for the appointment of Michael A. Stein to the Board of Directors on June 13, 2002.

Our Restated Certificate of Incorporation provides that the term of the Class III Directors terminates on the date of the 2003 annual meeting. The terms of the Class I and Class II Directors will terminate on the date of the annual meeting of stockholders in the years 2004 and 2005, respectively.

The Board of Directors has nominated Jonathan D. Klein and Mr. Stein, the Class III Director nominees named below, to serve as Class III Directors to hold office until the annual meeting of stockholders to be held in 2006 and until their respective successors are duly elected and qualified. Mr. Klein and Mr. Stein currently are Class III Directors of the Company, as is Mark Torrance.

Effective at the time of the 2003 annual meeting and until further action of the Board, the Board of Directors intends to set the number of members of the Board of Directors at six, two of which will be designated as Class I Directors, two as Class II Directors and two as Class III Directors. This reduction in the number of Class III Directors will be made as a result of Mr. Torrance’s decision not to stand for re-election as a Class III Director and the Board’s decision not to designate a nominee to replace Mr. Torrance.

The remaining four directors named below will continue in office, while Mr. Torrance will leave the Board of Directors following the 2003 annual meeting of shareholders. The Board of Directors does not anticipate that either of Mr. Klein or Mr. Stein will be unable or unwilling to serve, but if either should be unable or unwilling to serve, the proxies will be voted for the election of such other person as is designated by the Board of Directors. Set forth below is a brief description of the background of each nominee for election as a director, of each director continuing in office, and of Mr. Torrance.

Nominees for Class III Directors

Name	Age	Business Experience During Past Five Years	Director Since
Jonathan D. Klein (Class III)	42	Mr. Klein is a co-founder of Getty Images and has been our Chief Executive Officer and a director since February 1998. Mr. Klein served as Chief Executive Officer and as a director of Getty Communications Limited, our predecessor, from April 1996 to February 1998. From March 1995 to April 1996, Mr. Klein served as the Joint Chairman of Getty Communications Limited. Mr. Klein serves on the boards of Getty Investments L.L.C. and Real Networks, Inc.	1998

Michael A. Stein (Class III)	53

Mr. Stein was appointed Vice President and Chief Financial Officer of ICOS Corporation in January 2001. ICOS Corporation is a biotechnology company based in Bothell, Washington. Prior to that appointment, Mr. Stein was Executive Vice President and Chief Financial Officer of Nordstrom, Inc., a leading fashion specialty retailer, from October 1998 to September 2000. Prior to working for Nordstrom, Mr. Stein spent nearly 10 years with Marriott International, Inc., one of the world’s leading hospitality companies, and its predecessor, Marriott Corporation. From 1993 until he left to join Nordstrom in 1998, Mr. Stein was Executive Vice President and Chief Financial Officer of Marriott.

			2002

Vote Required

The affirmative vote of the holders of a plurality of the votes present in person or represented by proxy at the meeting is required for the election of the above two nominated directors. A properly executed proxy marked “WITHHOLD AUTHORITY” or “ABSTAIN” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although they will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote. There can be no broker non-votes on the election of directors because brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares with respect to election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF BOTH OF THE NOMINEES TO THE BOARD OF DIRECTORS LISTED ABOVE.

Other Directors

Name	Age	Business Experience During Past Five Years	Director Since
James N. Bailey (Class I)	56	Mr. Bailey has been a director since February 1998 and served as a director of Getty Communications Limited, our predecessor, from September 1996 to February 1998. Mr. Bailey co-founded Cambridge Associates LLC, an investment consulting firm, in May 1973 and currently serves as its Senior Managing Director and Treasurer. He also is a director of The Plymouth Rock Company, SRB Corporation, Inc., Direct Response Corporation, Homeowners Direct Company, and Apartment Investment & Management Company.	1998

Andrew S. Garb (Class I)	60	Mr. Garb has been a director since February 1998 and served as a director of Getty Communications Limited, our predecessor, from May 1996 to February 1998. Mr. Garb also serves as a director of Getty Investments L.L.C. Mr. Garb currently is a partner in the law firm of Loeb & Loeb LLP.	1998

Christopher H. Sporborg (Class II)	63	Mr. Sporborg has been a director since February 1998 and served as a director of Getty Communications Limited, our predecessor, from May 1996 to February 1998. Mr. Sporborg held various positions at Hambros Bank Limited from 1962 to 1998, including Deputy Chairman of Hambros PLC and Hambros Bank Limited, and Chairman of Hambros Insurance Services Group PLC. Mr. Sporborg is Chairman of Countrywide Assured Group plc, Countrywide Assured plc, Atlas Casco UK Holdings Ltd. Mr. Sporborg also is a director of Lindsey Morden Group Inc.	1998

Mark H. Getty (Class II)	42	Mr. Getty is a co-founder of Getty Images and has been our Executive Chairman since September 1998 and a director since February 1998. Mr. Getty served as Co-Chairman from February 1998 until September 1998. He served as Executive Chairman of Getty Communications Limited, our predecessor, from April 1996 to February 1998. From March 1995 to April 1996, Mr. Getty served as the Joint Chairman of Getty Communications Limited. Mr. Getty is the Chairman of Getty Investments L.L.C.	1998

Mark Torrance (Class III)	56

Mr. Torrance has been a director since February 1998, and was our non-executive Vice Chairman from September 1998 until May 2002. From February 1998 until September 1998, Mr. Torrance served as our Co-Chairman. Mr. Torrance co-founded PhotoDisc, Inc. in 1992 and served as its Chairman of the Board and Chief Executive Officer from 1992 to February 1998. Mr. Torrance is a director of Twin Islands Communications Ltd., an off-grid internet service provider, owns several real estate holding companies and is an investment partner in several privately-held marine and aircraft organizations. Mr. Torrance serves on the Board of Trustees of The Nature Conservancy of Washington, the Board of Directors of The Learning Space and is the founder of the Mark Torrance Foundation.

			1998

Committees and Meetings of the Board of Directors

The Board of Directors held seven meetings during 2002. Each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of which he was a member during the last year.

The Company has an Audit Committee that consists of Messrs. Bailey, Sporborg and Stein. Mr. Stein joined the Audit Committee in June 2002, at which time Mr. Garb resigned from the Audit Committee. In October 2002, the Audit Committee elected Mr. Stein to replace Mr. Sporborg as the chairman of the Audit Committee. The Audit Committee reviews the internal controls of the Company and reviews the services performed and to be performed by the independent public accountants of the Company during the year. The members of the Audit Committee also meet regularly with senior management of the Company and the independent public accountants to review the scope and results of the annual audit. The Audit Committee held seven meetings during 2002. The three members of the Audit Committee are independent as defined in Section 303.01(B)(2)(a) and (3) of the New York Stock Exchange’s listing standards.

The Company also has a Compensation Committee that consists of Messrs. Bailey, Garb and Sporborg. The Compensation Committee reviews the compensation of the senior officers of the Company, including executive bonus plan allocations, and is responsible for the administration of the Amended and Restated Getty Images, Inc. 1998 Stock Incentive Plan for the executive officers of the Company. The Compensation Committee held six meetings during 2002.

The Company formed a Nominating Committee in May 2002. This Committee consists of Messrs. Bailey and Sporborg. The Nominating Committee identifies individuals qualified to become members of the Board of Directors and recommends such candidates to the Board for consideration. The Nominating Committee held one meeting during 2002. This committee will consider qualified candidates for Director suggested by stockholders in written submissions to our corporate secretary.

The Company also has a Stock Option Committee that consists of Mr. Klein. The Stock Option Committee is responsible for the administration of the Amended and Restated Getty Images, Inc. 1998 Stock Incentive Plan for those employees who are not executive officers of the Company and may act only within the limits set by the Board of Directors. The Stock Option Committee took all actions by written consents in lieu of meetings during 2002.

Director Compensation

Officers who are also directors do not receive any fees or remuneration for services as members of the Board of Directors or of any committee of the Board of Directors. For fiscal year 2002, each non-executive Director will receive $20,000 for their service on the Board of Directors. Each non-executive Director also will receive a grant of options to purchase 5,000 shares of our common stock as compensation for their service as directors of the Company. These options will vest over a four-year period, 25% on the first anniversary of the grant date, with the remainder vesting in equal installments on the second, third and fourth anniversaries of the grant date. These options will be granted with an exercise price equal to the average of the high and low prices of the common stock of the Company on the date of the grant. Loeb & Loeb LLP, a law firm of which Mr. Garb is a partner, received $31,100 from Getty Investments L.L.C., a stockholder of the Company, for Mr. Garb’s service on the Board of Directors of the Company in fiscal year 2002.

On June 13, 2002, the date he was appointed to the Board of Directors, Mr. Stein received a grant of options to purchase 15,000 shares of our common stock as an inducement to join the Board and as compensation for his service as a director of the Company. These options are scheduled to vest over a four-year period, 25% on the first anniversary of the grant date, with the remainder vesting in equal installments on the second, third and fourth anniversaries of the grant date. These options were granted with an exercise price equal to the average of the high and low prices of the common stock of the Company on the date of the grant.

All directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors or any committee thereof.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of three outside directors, Messrs. Bailey, Garb and Sporborg. None of Messrs. Bailey, Garb or Sporborg is an executive officer of an entity for which an executive officer of the Company served as a member of a compensation committee or as a director during the last fiscal year.

Business Experience of Other Executive Officers

Set forth below is certain information with respect to the other current executive officers of Getty Images.

Name	Age	Business Experience During Past Five Years
Jeffrey L. Beyle	41

Mr. Beyle has been Senior Vice President and General Counsel since November 2000. Prior to joining the Company, Mr. Beyle was General Counsel of Coca-Cola’s Asia-Pacific Group in Hong Kong from April 2000 through October 2000. Prior to that, Mr. Beyle was Vice President of Legal and Business Development for Coca-Cola China Limited from May 1997 to April 2000, heading the legal and business development functions for Coca-Cola’s operations in China, Hong Kong, Taiwan, South Korea, North Korea and Micronesia.

M. Lewis Blackwell	44

Mr. Blackwell has been Senior Vice President, Creative Direction since July 2001. Prior to that, Mr. Blackwell had been Vice President, Creative Direction for the Company since June 1999, and International Creative Director on joining Getty Images in March 1999. Previously, Mr. Blackwell had been publisher and editor-in-chief of Creative Review from 1996 to 1999 and worked as an advertising and design consultant.

Nicholas E. Evans-Lombe	36

Mr. Evans-Lombe has been Senior Vice President, Editorial since January 2002. Previously, Mr. Evans-Lombe was Senior Vice President, Strategy and Corporate Development from February 1998 to January 2002, and served as the Director of Strategy and Corporate Development of Getty Communications Limited, our predecessor, from February 1996 to February 1998.

Elizabeth J. Huebner	45

Ms. Huebner has been Senior Vice President and Chief Financial Officer since October 2000. Prior to joining the Company, Ms. Huebner was Executive Vice President and Chief Financial Officer for Primus Knowledge Solutions, Inc. from August 1998 to August 2000. Before that, Ms. Huebner was Vice President and Chief Financial Officer of Fluke Corporation from March 1996 to July 1998.

Scott A. Miskimens	45

Mr. Miskimens has been Senior Vice President, Technology, Content and Artist Operations since January 2003, and was Senior Vice President, Content and Artist Operations from November 2002 to January 2003. Prior to that, Mr. Miskimens was Vice President, Technology Services from January 2000 to November 2002. Prior to joining the Company, Mr. Miskimens was Executive Vice President, Technology Services at First American National Bank from January 1998 to December 1999.

Name	Age	Business Experience During Past Five Years

Philippe Sanchez	39

Mr. Sanchez has been the Senior Vice President of Marketing since November 2001. Prior to joining the Company, Mr. Sanchez worked at Nike Inc., where he served as Director of Footwear Business, Americas Region from December 1998 to November 2001; as Director of Merchandising, Americas Region from October 1997 to December 1998; and as International Product Line Manager, Basketball from September 1995 to October 1997.

Warwick K. Woodhouse	51

Mr. Woodhouse has been Senior Vice President since February 1998. Mr. Woodhouse was Senior Vice President, Operations and Logistics from September 2000 to August 2002, and previously had been Senior Vice President, Planning since February 1998. He served as Group Planning Director of Getty Communications Limited, our predecessor, from October 1996 to February 1998.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT PUBLIC ACCOUNTANTS

PricewaterhouseCoopers LLP, certified public accountants, served as independent public accountants of the Company for the fiscal year ended December 31, 2002. The Audit Committee has appointed PricewaterhouseCoopers LLP as independent public accountants to audit the financial statements of the Company for the fiscal year ending December 31, 2003, and to perform other appropriate accounting services.

Selection of the Company’s independent public accountants is not required to be submitted to a vote of the stockholders of the Company for ratification. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent public accountants. However, the Board of Directors is submitting this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers, and may retain that firm or another without re-submitting the matter to the Company’s stockholders. Even if stockholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different public independent accountants at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.

A representative of PricewaterhouseCoopers LLP will be present at the annual meeting and will have the opportunity to make a statement if the representative so desires and to respond to questions from the stockholders.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the item will be required for ratification of this appointment. Abstentions will not be voted in favor of the ratification, although they will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote. There can be no broker non-votes on this proposal because brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares with respect to the ratification of independent public accountants.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY.

OTHER MATTERS

The Company knows of no other matters to be presented at the annual meeting other than those described in this proxy statement. In the event that other business properly comes before the meeting, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

INFORMATION REGARDING BENEFICIAL OWNERSHIP

OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of shares of our common stock as of March 1, 2003, for (i) each person who is known by the Company to own beneficially more than 5% of the shares of outstanding common stock, (ii) each Director of the Company, (iii) each of the executive officers of the Company named in the Summary Compensation Table of this proxy statement, and (iv) by all directors and executive officers of the Company as a group.

Amount and Nature of Beneficial Ownership

Names	Number of Shares(1)	Percent of Class
Getty Investments, L.L.C.(2)	10,655,247	19.73
Waddell & Reed Investment Management Company	4,374,275	8.10
Mark Torrance(3)	2,412,913	4.42
Mark H. Getty(4)	2,400,754	4.30
Jonathan D. Klein(5)	2,226,987	3.99
Elizabeth J. Huebner(6)	154,229	*
A.D. “Bud” Albers(7)	30,209	*
Jeffrey L. Beyle(8)	72,772	*
Andrew S. Garb(9)	13,646	*
Christopher H. Sporborg(10)	4,446	*
James N. Bailey(11)	3,646	*
Michael A. Stein	0	*
All Executive Officers and Directors as a group (15 persons)(12)	7,840,255	13.31

*	Less than 1%
(1)	Beneficial ownership represents sole or shared voting and investment power and is defined by the Securities and Exchange Commission to mean generally the power to vote or dispose of securities, regardless of economic interest. The numbers were calculated pursuant to Rule 13d-3(d) of the Securities and Exchange Act of 1934, as amended. Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days of March 1, 2003 (i.e., by April 30, 2003) are deemed outstanding for the purpose of calculating the number and percentage owned by any person listed. Getty Images had 54,016,619 shares of outstanding common stock as of March 1, 2003. To our knowledge, the only stockholders who beneficially owned more than 5% of the shares of outstanding common stock as of March 1, 2003, were Getty Investments L.L.C. and Waddell & Reed Investment Management Company. Waddell & Reed Investment Management Company’s business address is 6300 Lamar Avenue, Overland Park, KS 66202.
(2)

Includes shares beneficially owned or deemed to be owned beneficially by Getty Investments L.L.C. as follows: 622,602 shares held by the October 1993 Trust, to which Getty Investments shares voting power with Mr. Getty pursuant to the Getty Parties Shareholders’ Agreement; 412,602 shares held by Abacus Trust Company (Isle of Man) as Trustees of the J D Klein Family Settlement (the “Klein Family Trust”), to which

Getty Investments shares voting power with Mr. Klein pursuant to the Getty Parties Shareholders’ Agreement; and 9,620,043 shares held directly by Getty Investments. The address of Getty Investments is 1325 Airmotive Way, Suite 262, Reno, Nevada 89502.

(3)	Includes 550,000 shares of common stock that may be acquired upon the exercise of outstanding options that presently are exercisable. Also includes shares beneficially owned or deemed to be owned beneficially by Mr. Torrance as follows: 1,251,421 held by PDI, L.L.C., a Washington limited liability company in which Mr. Torrance owns a majority interest; 67,500 held by The Mark Torrance Foundation, a 501(c)(3) organization for which Mr. Torrance disclaims beneficial ownership; 542,927 shares held directly by Mr. Torrance; and 1,065 held by trusts for the benefit of Mr. Torrance’s children. Mr. Torrance’s business address is 3004 Webster Pointe Road NE, Seattle, WA 98105.
(4)	Includes 1,763,152 shares of common stock that may be acquired by Mr. Getty upon the exercise of outstanding options that presently are exercisable or that will become exercisable on or before April 30, 2003. Also includes shares beneficially owned or deemed to be owned beneficially by Mr. Getty as follows: 622,602 shares held by the October 1993 Trust, to which Mr. Getty shares voting power with Getty Investments L.L.C. pursuant to the Getty Parties Shareholders’ Agreement. Mr. Getty is Chairman of Getty Investments. Also includes 15,000 shares held directly by Mr. Getty.
(5)	Includes 1,798,485 shares of common stock that may be acquired by Mr. Klein upon the exercise of outstanding options that presently are exercisable or that will become exercisable on or before April 30, 2003. Also includes shares beneficially owned or deemed to be owned beneficially by Mr. Klein as follows: 412,602 shares held by the Klein Family Trust, to which Mr. Klein shares voting power with Getty Investments L.L.C. pursuant to the Getty Parties Shareholders’ Agreement, 900 shares held by Mr. Klein’s children, for which Mr. Klein disclaims beneficial ownership, and 15,000 shares held directly by Mr. Klein. Mr. Klein is one of six directors of Getty Investments.
(6)	Includes 153,229 shares of common stock that may be acquired by Ms. Huebner upon the exercise of outstanding options that presently are exercisable or that will become exercisable on or before April 30, 2003 and 1,000 shares held directly by Ms. Huebner.
(7)	Includes 30,209 shares of common stock that may be acquired by Mr. Albers upon the exercise of outstanding options that presently are exercisable or that will become exercisable on or before April 30, 2003. Mr. Albers resigned from the Company effective March 31, 2003.
(8)	Includes 72,772 shares of common stock that may be acquired by Mr. Beyle upon the exercise of outstanding options that presently are exercisable or that will become exercisable on or before April 30, 2003.
(9)	Includes 3,646 shares of common stock that may be acquired by Mr. Garb upon the exercise of outstanding options that presently are exercisable or that will become exercisable on or before April 30, 2003 and 10,000 shares held directly by Mr. Garb.
(10)	Includes 3,646 shares of common stock that may be acquired by Mr. Sporborg upon the exercise of outstanding options that presently are exercisable or that will become exercisable on or before April 30, 2003 and 800 shares held directly by Mr. Sporborg.
(11)	Includes 3,646 shares of common stock that may be acquired by Mr. Bailey upon the exercise of outstanding options that presently are exercisable or that will become exercisable on or before April 30, 2003.
(12)	Includes 4,899,438 shares of common stock that may be acquired upon the exercise of outstanding options that presently are exercisable or which will become exercisable on or before April 30, 2003.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding compensation paid or earned for all services rendered to Getty Images in all capacities during the fiscal years ended December 31, 2002, 2001 and 2000 by our Chief Executive Officer and our four other most highly compensated executive officers, whose total annual salary and bonus exceeded $100,000, based on salary and bonuses earned during the fiscal year ended December 31, 2002 (collectively, the “Named Executive Officers”):

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)(5)	All Other Annual Compensation ($)		Restricted Stock Awards ($)(9)	Securities Underlying Options (#)	All Other Compensation ($)(10)
Jonathan D. Klein	2002	$1,100,000	420,000	309,996	(6)	$449,550	0	10,592	(11)
Chief Executive Officer	2001	625,000	0	1,263,963	(7)	0	502,000	94,316	(12)
	2000	463,177	500,000	421,823	(8)	0	400,000	103,446	(13)

Mark H. Getty(1)	2002	482,775	0	0		449,550	0	58,600	(14)
Executive Chairman	2001	460,889	0	0		0	100,000	56,256	(15)
	2000	481,292	500,000	0		0	400,000	58,600	(16)

Elizabeth J. Huebner(2)	2002	335,000	185,000	0		0	0	10,465	(17)
Chief Financial Officer	2001	312,500	0	0		0	55,000	8,033	(18)
	2000	74,178	41,250	0		0	200,000	29,072	(19)

A.D. “Bud” Albers(3)	2002	275,000	110,000	0		0	0	40,327	(20)
Chief Technology Officer	2001	275,000	0	0		0	70,000	8,302	(21)
	2000	248,542	137,500	0		0	50,000	2,646	(22)

Jeffrey L. Beyle(4)	2002	260,000	100,000	0		0	0	7,535	(23)
General Counsel	2001	248,750	0	0		0	70,000	5,581	(24)
	2000	22,705	15,000	0		0	75,000	69,822	(25)

(1)	The cash compensation paid to Mr. Getty during 2002, 2001 and 2000 was paid in pounds sterling and has been converted into U.S. dollars based on an annual average basis. The annual average exchange rates in U.S. dollars per pound sterling based on the average of the noon buying rate in the City of New York for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York in effect on each day for the years ended December 31, 2002, 2001 and 2000 were $1.50, $1.44 and $1.50, respectively.
(2)	Ms. Huebner became an executive officer in October 2000 when she joined the Company.
(3)	Mr. Albers resigned from the Company effective March 31, 2003.
(4)	Mr. Beyle became an executive officer in November 2000 when he joined the Company.
(5)	The amounts disclosed in the bonus column were awarded under our Executive Bonus Plan for the years shown.
(6)	This amount includes a tax gross-up in the amount of $254,741.
(7)	This amount includes a tax gross-up in the amount of $987,032. This amount was included in “All Other Compensation” in the summary compensation table included in our definitive proxy statement for our 2002 annual meeting of stockholders, filed with the SEC on April 19, 2002. Under the terms of Mr. Klein’s employment agreement effective October 1, 2001, these tax gross-up payments were eliminated.
(8)	This amount includes a tax gross-up in the amount of $141,259. This amount was included in “All Other Compensation” in the summary compensation table included in our definitive proxy statement for our 2001 annual meeting of stockholders, filed with the SEC on April 6, 2001.

(9)	Amounts for 2002 are calculated based upon 15,000 restricted shares granted to each of Messrs. Klein and Getty on December 17, 2002, using the closing market price for common stock on that date of $29.97 per share.
(10)	“Other Annual Compensation” paid to Mr. Getty, Ms. Huebner and Mr. Albers in 2001 excludes certain de minimis amounts of personal benefits that were previously disclosed under “All Other Compensation” in the summary compensation table included in our definitive proxy statement for our 2002 annual meeting of stockholders, filed with the SEC on April 19, 2002. “Other Annual Compensation” paid to Mr. Getty in 2000 excludes certain de minimis amounts of personal benefits that were previously disclosed under “All Other Compensation” in the summary compensation table included in our definitive proxy statement for our 2001 annual meeting of stockholders, filed with the SEC on April 6, 2001.
(11)	This amount represents $7,333 contributed by the Company to Mr. Klein’s account in the Getty Images, Inc. 401(k) Profit Sharing Plan (“401(k) Plan”) and $3,259 for the cost of health, life and disability insurance.
(12)	This amount represents payments to Mr. Klein totaling $87,500 in lieu of monthly contributions to a pension plan scheme and $6,816 for the cost of health, life and disability insurance.
(13)	This amount represents payments to Mr. Klein totaling $92,635 in lieu of monthly contributions to a pension plan scheme, $4,618 for the cost of health, life and disability insurance, and $6,193 in relocation expenses.
(14)	This amount represents payments to Mr. Getty totaling $58,600 in lieu of monthly contributions to a pension plan scheme.
(15)	This amount represents payments to Mr. Getty totaling $56,256 in lieu of monthly contributions to a pension plan scheme.
(16)	This amount represents payments to Mr. Getty totaling $58,600 in lieu of monthly contributions to a pension plan scheme.
(17)	This amount represents $8,906 contributed by the Company to Ms. Huebner’s account in our 401(k) Plan and $1,559 for the cost of health, life and disability insurance premiums.
(18)	This amount represents $7,581 contributed by the Company to Ms. Huebner’s account in our 401(k) Plan and $451 for the cost of health, life and disability insurance premiums.
(19)	This amount represents $1,572 contributed by the Company to Ms. Huebner’s account in our 401(k) Plan and a one-time bonus of $27,500 on joining the Company.
(20)	This amount represents a one-time retention bonus of $30,000, $7,902 contributed by the Company to Mr. Albers’ account in our 401(k) Plan and $2,425 for the cost of health, life and disability insurance premiums.
(21)	This amount represents $6,875 contributed by the Company to Mr. Albers’ account in our 401(k) Plan and $1,427 for the cost of health, life and disability insurance premiums.
(22)	This amount represents $2.646 contributed by the Company to Mr. Albers’ account in our 401(k) Plan.
(23)	This amount represents $4,500 contributed by the Company to Mr. Beyle’s account in our 401(k) Plan and $3,035 for the cost of health, life and disability insurance premiums.
(24)	This amount represents $4,108 contributed by the Company to Mr. Beyle’s account in our 401(k) Plan and $1,473 for the cost of health, life and disability insurance premiums.
(25)	This amount represents $46,822 for relocation expenses and a one-time bonus of $23,000 on joining the Company.

Option Grants in Last Fiscal Year

There were no options granted to the Named Executive Officers during fiscal year 2002 to purchase shares of our common stock.

Aggregate Option Exercises in 2002 and Values at December 31, 2002

The following table sets forth information regarding the number of shares acquired and value realized for options exercised by the Named Executive Officers during the year ended December 31, 2002, and the number and aggregate dollar value of unexercised options held at the end of 2002:

	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Unexercised Options at December 31, 2002(#)		Value of Unexercised in-the-Money Options at December 31, 2002 ($)(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Jonathan D. Klein	100,000	$2,381,322	1,813,485	25,000	$14,117,650	$453,500
Mark H. Getty	200,000	5,024,064	1,724,402	189,583	21,215,968	905,354
Elizabeth J. Huebner	—	—	133,646	121,354	1,026,019	988,280
A.D. “Bud” Albers	87,500	1,066,747	38,647	93,853	259,746	762,201
Jeffrey L. Beyle	6,500	128,728	62,355	76,145	408,407	635,842

(1)	Value realized is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of the shares of common stock acquired on the date of exercise.
(2)	Values are calculated for options that are “in-the-money” by subtracting the exercise price per share of the option from the per share closing price of Getty Images on December 31, 2002 (the last trading day of the year), which was $30.55 as reported on the New York Stock Exchange.

ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

The Company has from time to time entered into employment and separation agreements with certain of its executive officers. The Named Executive Officers with whom the Company has such agreements, the date of the agreements and a summary of the terms of such agreements are set forth in the following paragraphs.

Jonathan D. Klein.    Mr. Klein serves as Chief Executive Officer of the Company pursuant to an employment agreement effective October 1, 2001. The October 1, 2001 employment agreement superseded the prior employment agreements between Mr. Klein and the Company. The agreement provides for Mr. Klein’s employment through at least October 1, 2003. Thereafter, Mr. Klein’s employment shall continue until either Mr. Klein or the Company provides the other party with at least twelve months’ notice of its intent to terminate the agreement.

Under the agreement, as the Chief Executive Officer of Getty Images, Mr. Klein will receive an annual base salary of $1,100,000, subject to possible increase by the Board. This increase in Mr. Klein’s base salary was intended to offset the elimination of significant expatriate benefits that were provided to Mr. Klein under this prior employment contract, but that are not provided under the terms of the new agreement. The eliminated expatriate benefits include a payment in lieu of monthly contributions to a defined contribution pension plan, a foreign service allowance, a cost of living allowance, home leave expense reimbursement and tax equalization benefits. Mr. Klein also is eligible to earn a target bonus of 30% of his base salary as a bonus in each calendar year under the new agreement, which is a reduction from 50% under his prior agreement. Mr. Klein’s employment agreement also provides him with certain other welfare and fringe benefits, such as a company automobile.

In the event that Mr. Klein is terminated for any reason other than (i) because of a “disability” or (ii) for “cause,” or he resigns for “good reason” (as each such term is defined in his employment agreement), he will receive (in addition to amounts accrued and unpaid) a lump sum payment in an amount equal to his base salary and maximum bonus for the remainder of the term of the agreement. Mr. Klein also will receive certain of the welfare and fringe benefits for the remainder of the term of the agreement. Further, all of Mr. Klein’s unvested stock options will vest and become immediately exercisable, and Mr. Klein will be entitled to retain and exercise all unexercised options for the remainder of their respective ten-year terms.

In the event that Mr. Klein is terminated for “cause” or resigns for other than “good reason” (as each such term is defined in his employment agreement), he will receive (in addition to amounts accrued and unpaid) certain of the welfare and fringe benefits for the remainder of the term of the agreement. Further, Mr. Klein will be entitled to retain and exercise all vested and unexercised options for the remainder of their respective ten-year terms.

In the event of Mr. Klein’s “disability” (as that term is defined in his employment agreement), the Company is entitled to terminate his employment on providing him with six months’ prior written notice. In such event, Mr. Klein will receive (in addition to amounts accrued and unpaid) his base salary and maximum bonus for the remainder of the term of the agreement. Mr. Klein also will receive certain of the welfare and fringe benefits for the remainder of the term of the agreement. Further, all of Mr. Klein’s unvested stock options will vest and become immediately exercisable, and Mr. Klein will be entitled to retain and exercise all unexercised options for a period of the lesser of (i) twelve months following his “disability,” and (ii) the term of the unexercised option.

In the event of Mr. Klein’s death, Mr. Klein’s beneficiary shall be entitled to receive (in addition to amounts accrued and unpaid) a lump sum payment in an amount equal to his base salary and maximum bonus for the remainder of the term of the agreement, less any death benefits which are provided to the beneficiary under the terms of any Company plan, program or arrangement. Mr. Klein’s beneficiary also will be entitled to receive certain of the welfare and fringe benefits for the remainder of the term of the agreement. Further, all of Mr. Klein’s unvested stock options will vest and become immediately exercisable, and Mr. Klein’s beneficiary will be entitled to retain and exercise all unexercised options for a period of the lesser of (i) twelve months following his death, and (ii) the term of the unexercised option.

In the event of a change in control of Getty Images (as defined in the Getty Images, Inc. 1998 Stock Incentive Plan), Mr. Klein will have the right to resign his employment and receive a lump sum payment in an amount equal to his base salary and maximum bonus for the remainder of the term of the agreement. Mr. Klein also will receive certain of the welfare and fringe benefits for the remainder of the term of the agreement. Further, all of Mr. Klein’s unvested stock options will vest and become immediately exercisable, and Mr. Klein will be entitled to retain and exercise all unexercised options for a period of the lesser of (i) twelve months following the change in control, and (ii) the term of the unexercised option.

In the event that any of the payments to be made to Mr. Klein would constitute “excess parachute payments” within the meaning of Section 280G of the U.S. Internal Revenue Code of 1986, as amended, the aggregate amount of his parachute payments will be reduced to $1.00 less than three times Mr. Klein’s “base amount” (as defined under Section 280G of the Internal Revenue Code).

Mr. Klein’s employment agreement contains provisions relating to protection of our confidential information and intellectual property, non-competition during the term of employment and non-solicitation of Company employees.

Mark H. Getty.    Mr. Getty serves as the Executive Chairman of the Company pursuant to an employment agreement effective February 9, 1998. The agreement initially provided for Mr. Getty’s employment through at least February 9, 2001. Thereafter, Mr. Getty’s employment continues until either Mr. Getty or the Company provides the other party with at least twelve months’ notice of its intent to terminate the agreement. Under the agreement, Mr. Getty agreed to serve as the Co-Chairman, and subsequently agreed to serve as Executive Chairman, of the Board of Directors of Getty Images.

Pursuant to the agreement, Mr. Getty received an initial annual base salary of $275,000, subject to possible increase by the Board. Subsequently, Mr. Getty’s annual base salary has been increased to $500,000. Mr. Getty also is eligible to earn a target bonus of 50% of his base salary as a bonus in each calendar year, also subject to possible increase by the Board. Mr. Getty’s employment agreement also provides him with certain other benefits and perquisites, such as a supplemental defined contribution pension plan, a company car and reimbursement of expenses associated therewith, and certain other welfare and fringe benefits.

In the event that Mr. Getty is terminated without “cause” or for “disability” or if he resigns for “good reason” (as each such term is defined in his employment agreement), he will receive (in addition to amounts accrued and unpaid) a lump sum payment in an amount equal to his base salary, maximum bonus and supplemental pension contributions for the remainder of the term of the agreement. In the event of a change in control of Getty Images (as defined in the Amended and Restated Getty Images, Inc. 1998 Stock Incentive Plan), Mr. Getty will have the right to resign his employment and receive a lump sum payment in an amount equal to his base salary, maximum bonus and supplemental pension contributions for the remainder of the term of the agreement. In either of these circumstances, Mr. Getty and his eligible dependents will continue to participate in our medical benefit plans for the longer of two years following the termination or resignation, as the case may be, and the remainder of the term.

In the event that any of the payments to be made to Mr. Getty would constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, the aggregate amount of his parachute payments will be reduced to $1.00 less than three times Mr. Getty’s “base amount” (as defined under Section 280G of the Internal Revenue Code).

Mr. Getty’s employment agreement contains provisions relating to protection of the Company’s confidential information and intellectual property, non-competition during the term of employment and non-solicitation of Company employees.

Elizabeth J. Huebner.    Ms. Huebner serves as Senior Vice President and Chief Financial Officer of the Company pursuant to an employment agreement dated August 1, 2002. Ms. Huebner’s employment continues until either Ms. Huebner or the Company provides the other party with written notice of termination.

Ms. Huebner received an initial base salary of $335,000, subject to possible increase. Ms. Huebner also has the opportunity to earn a target bonus of 50% of her base salary as a bonus in each calendar year.

In the event that Ms. Huebner is terminated for any reason other than (i) because of a “disability” or (ii) for “cause,” or she resigns for “good reason” (as each such term is defined in her employment agreement), she will receive (in addition to amounts accrued and unpaid) a lump sum payment in an amount equal to the sum of (i) her base salary, (ii) her accrued bonus for the year in which she is terminated (calculated at the target amount for which she is eligible), and (iii) an amount equal to 50% of the bonus for which she is eligible (calculated at the target amount for which she is eligible).

In the event that Ms. Huebner is terminated for “cause” or resigns for other than “good reason” (as each such term is defined in her employment agreement), she will receive amounts accrued and unpaid at the time of such termination.

In the event of Ms. Huebner’s “disability” (as that term is defined in her employment agreement), the Company is entitled to terminate her employment on providing her with six months’ prior written notice. In such event, Ms. Huebner will receive (in addition to amounts accrued and unpaid) her base salary, less any amounts paid to Ms. Huebner under any disability plan of the Company.

In the event of a change in control of Getty Images (as defined in the Getty Images, Inc. 1998 Stock Incentive Plan), Ms. Huebner will have the right to resign her employment and receive a lump sum payment in an amount equal to two times her base salary and one times the target annual incentive bonus for which she is eligible. Further, pursuant to the terms of the Getty Images, Inc. 1998 Stock Incentive Plan, all of Ms. Huebner’s unvested stock options will vest and become immediately exercisable, and Ms. Huebner will be entitled to retain and exercise all unexercised options for a period of the lesser of (i) twelve months following the change in control, and (ii) the term of the unexercised option.

In the event that any of the payments to be made to Ms. Huebner would constitute “excess parachute payments” within the meaning of Section 280G of the U.S. Internal Revenue Code of 1986, as amended, then the following rules shall apply:

(i)    The Company shall compute the net value to Ms. Huebner of all such termination benefits after reduction of the excise taxes imposed by Section 4999 of the Code and for any income taxes that would be imposed on her if such termination benefits constituted her sole taxable income.

(ii)    The Company shall next compute the maximum amount of termination benefits that can be provided without any benefits being characterized as excess parachute payments and reduce the result by the amount of any income taxes that would be imposed on Ms. Huebner if such reduced termination benefits constituted her sole taxable income.

If the result derived in subparagraph (i) is greater than the result derived in subparagraph (ii), then the Company shall provide Ms. Huebner the full amount of termination benefits without reduction. If the result derived from subparagraph (i) is not greater than the result derived in subparagraph (ii), then the Company shall provide Ms. Huebner the maximum amount of termination benefits that can be provided without any termination benefits being characterized as “excess parachute payments.”

Ms. Huebner’s employment agreement contains provisions relating to protection of the Company’s confidential information and intellectual property, non-competition during the term of employment and non-solicitation of Company employees.

A.D. “Bud” Albers.    Mr. Albers served as Senior Vice President and Chief Technology Officer of the Company pursuant to an employment agreement dated January 2, 2002. The agreement provided for Mr. Albers’ employment through at least January 1, 2003. Effective March 31, 2003, Mr. Albers resigned from the Company pursuant to a separation agreement effective January 31, 2003.

Under the terms of his separation agreement, Mr. Albers received a lump-sum payment equal to the sum of (i) his annual base salary, (ii) $27,500, which is his accrued bonus for the year 2003 calculated at the target amount for which he is eligible and pro rated for the 3 months during the year in which he will remain an employee of the Company, and (iii) a supplemental bonus of $50,000. Mr. Albers also will receive certain fringe benefits for a period of up to 18 months following his separation from the Company on March 31, 2003. The Compensation Committee of the Board of Directors also accelerated the vesting of 25,000 stock options awarded to Mr. Albers on August 28, 2000, such that all of those stock options were fully vested as at January 29, 2003, and extended the post-termination exercise period for such stock options to March 31, 2005.

Mr. Albers’ separation agreement contains provisions relating to protection of the Company’s confidential information and intellectual property, non-competition during the term of employment and non-solicitation of Company employees.

Jeffrey L. Beyle.    Mr. Beyle serves as Senior Vice President and General Counsel of the Company pursuant to an employment agreement dated August 1, 2002. Mr. Beyle’s employment continues until either Mr. Beyle or the Company provides the other party with written notice of termination.

Mr. Beyle received an initial base salary of $260,000, subject to possible increase. Mr. Beyle also has the opportunity to earn a target bonus of 40% of his base salary as a bonus in each calendar year.

In the event that Mr. Beyle is terminated for any reason other than (i) because of a “disability” or (ii) for “cause,” or he resigns for “good reason” (as each such term is defined in his employment agreement), he will receive (in addition to amounts accrued and unpaid) a lump sum payment in an amount equal to the sum of (i) his base salary, (ii) his accrued bonus for year in which he is terminated (calculated at the target amount for which he is eligible), and (iii) an amount equal to 50% of the bonus for which he is eligible (calculated at the target amount for which he is eligible).

In the event that Mr. Beyle is terminated for “cause” or resigns for other than “good reason” (as each such term is defined in his employment agreement), he will receive amounts accrued and unpaid at the time of such termination.

In the event of Mr. Beyle’s “disability” (as that term is defined in his employment agreement), the Company is entitled to terminate his employment on providing him with six months’ prior written notice. In such event, Mr. Beyle will receive (in addition to amounts accrued and unpaid) his base salary, less any amounts paid to Mr. Beyle under any disability plan of the Company.

In the event of a change in control of Getty Images (as defined in the Getty Images, Inc. 1998 Stock Incentive Plan), Mr. Beyle will have the right to resign his employment and receive a lump sum payment in an amount equal to two times his base salary and one times the target annual incentive bonus for which he is eligible. Further, pursuant to the terms of the Getty Images, Inc. 1998 Stock Incentive Plan, all of Mr. Beyle’s unvested stock options will vest and become immediately exercisable, and Mr. Beyle will be entitled to retain and exercise all unexercised options for a period of the lesser of (i) twelve months following the change in control, and (ii) the term of the unexercised option.

In the event that any of the payments to be made to Mr. Beyle would constitute “excess parachute payments” within the meaning of Section 280G of the U.S. Internal Revenue Code of 1986, as amended, then the following rules shall apply:

(i)    The Company shall compute the net value to Mr. Beyle of all such termination benefits after reduction of the excise taxes imposed by Section 4999 of the Code and for any income taxes that would be imposed on him if such termination benefits constituted his sole taxable income.

(ii)    The Company shall next compute the maximum amount of termination benefits that can be provided without any benefits being characterized as excess parachute payments and reduce the result by the amount of any income taxes that would be imposed on Mr. Beyle if such reduced termination benefits constituted his sole taxable income.

If the result derived in subparagraph (i) is greater than the result derived in subparagraph (ii), then the Company shall provide Mr. Beyle the full amount of termination benefits without reduction. If the result derived from subparagraph (i) is not greater than the result derived in subparagraph (ii), then the Company shall provide Mr. Beyle the maximum amount of termination benefits that can be provided without any termination benefits being characterized as “excess parachute payments.”

Mr. Beyle’s employment agreement contains provisions relating to protection of the Company’s confidential information and intellectual property, non-competition during the term of employment and non-solicitation of Company employees.

Stock Incentive Plan Change of Control Provisions.    Under the terms of the Amended and Restated Getty Images, Inc. 1998 Stock Incentive Plan, awards are generally subject to special provisions upon the occurrence of a defined “change of control” transaction. Under the plan, upon a change of control, any outstanding stock options will become fully vested and exercisable, all restrictions and conditions of all restricted stock awards shall lapse, and all performance shares will be deemed to have been earned.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Stockholders’ Agreement.    In connection with the consummation of the merger of the businesses of Getty Communications plc (our predecessor) and PhotoDisc, Inc., the Company and (i) the Getty Group (as defined below) and (ii) the Torrance Group (as defined below) entered into a Stockholders’ Agreement dated as of February 9, 1998, as amended (the “Stockholders’ Agreement”), which, among other things, provides for representation on our Board of Directors and limits the rights of the parties thereto to transfer their respective shares of our common stock. Certain provisions of the Stockholders’ Agreement are described below. The “Getty Group” refers collectively to Getty Investments L.L.C., Mr. Mark H. Getty, Mr. Jonathan D. Klein, the JD Klein Family Settlement, as successor by assignment from Crediton Limited (a trust established by Mr. Klein) (the “Klein Family Trust”) and the October 1993 Trust (a trust established by Mr. Getty). The “Torrance Group” refers collectively to PDI, L.L.C., Mr. Mark Torrance, Ms. Wade Ballinger (the former wife of Mr. Mark Torrance) and certain of their family members. The Getty Group together with the Torrance Group are collectively the “Significant Stockholders”.

Pursuant to the Stockholders’ Agreement, no Significant Stockholder may sell, encumber or otherwise transfer such Significant Stockholder’s shares of common stock except (i) to a Permitted Transferee (as defined below); (ii) pursuant to the terms of the Stockholders’ Agreement; (iii) subject to the arrangements within their respective “Group”, pursuant to a registered public offering of shares of common stock in which, to the knowledge of such Significant Stockholder, no person or “Group” will purchase more than 5% of the then outstanding shares of common stock; or (iv) subject to any arrangements within their respective “Group”, sales within the Rule 144 volume limitation, or in a cashless exercise of options. A “Permitted Transferee” is defined generally as (i) Getty Images or its subsidiaries; (ii) in the case of any Significant Stockholder who is a natural person, a person to whom shares of common stock are transferred from such Significant Stockholder by gift, will or the laws of descent and distribution; (iii) any other member of the Getty Group or the Torrance Group, as the case may be; (iv) any affiliate of any Significant Stockholder; or (v) with respect to the taking of an encumbrance, any commercial bank or other financial institution that lends funds to a Significant Stockholder on condition of taking such encumbrance.

If any Significant Stockholder (a “Prospective Seller”) receives from or negotiates with a person, other than a Permitted Transferee or another Significant Stockholder (a “Stockholders’ Agreement Third Party”), a bona fide offer to purchase any or all of such Prospective Seller’s shares of common stock (the “Offered Stock”) and such Prospective Seller intends to sell the Offered Stock to such Stockholder’s Agreement Third Party, the Prospective Seller must provide written notice (the “Offer Notice”) of such offer to Getty Images and the other Significant Stockholders constituting the Significant Stockholders’ “Group” in which the Prospective Seller does not belong. The Offer Notice will constitute an offer by such Prospective Seller to sell to the recipients of such Offer Notice all (but not less than all) of the Offered Stock at the price per share of common stock at which the sale to the Stockholders’ Agreement Third Party is proposed to be made in cash and will be irrevocable for ten days after receipt of such Offer Notice. The Prospective Seller has the right to reject any or all of the acceptances of the offer to sell the Offered Stock and sell all, but not less than all, the Offered Stock to the Stockholders’ Agreement Third Party if (i) the Prospective Seller has not received acceptances as to all of the Offered Stock prior to the expiration of the ten-day period following receipt of the Offer Notice, or (ii) an accepting party fails to consummate the purchase of the Offered Stock and neither Getty Images nor the other Significant Stockholders who received the Offer Notice are prepared to purchase such Offered Stock within five business days of receiving notice of such failed purchase.

Pursuant to the Stockholders’ Agreement, each of the Torrance Group and Getty Group had the right, subject to termination conditions, to nominate one director. For so long as the Getty Group had the right to nominate one director of Getty Images, it also had the right to appoint the Chairman from among the directors of Getty Images, provided however, that for so long as either Mark Torrance or Mark Getty is the Chairman or Co-Chairman of the Board, such rights were not in effect.

The obligations and rights of the Significant Stockholders relating to the rights of first refusal and right to nominate one director terminate when the Getty Group or the Torrance Group, as the case may be, and any of such Group’s Permitted Transferees, collectively beneficially own fewer than the greater of (x) 3,000,000 shares of common stock, and (y) such number of shares of common stock as is equal to two percent of the then outstanding shares of common stock.

As at March 1, 2003, the Torrance Group collectively beneficially owns fewer than 3,000,000 shares of common stock and, therefore, the right of the Torrance Group to nominate one director to the Board of Directors of Getty Images has terminated, as has the Torrance Group’s right of first refusal with regards to the shares of common stock owned by the Getty Group.

The Registration Rights Agreements.    In connection with the consummation of the merger of the businesses of Getty Communications plc (our predecessor) and PhotoDisc, Inc. (the “Transactions”), Getty Images entered into Registration Rights Agreements, one with PDI, L.L.C. and Mr. Mark Torrance (the “PDI Stockholders”) and a second with Getty Investments L.L.C. (the “Getty Investments Registration Rights Agreement”).

Pursuant to the terms of the Registration Rights Agreement between Getty Images and the PDI Stockholders (the “PDI Registration Rights Agreement”), the PDI Stockholders, subject to the terms and conditions set forth in the PDI Registration Rights Agreement, may require Getty Images to file a registration statement with respect to all or a portion of the PDI Stockholders’ shares of common stock (a “PDI Demand Right”), subject to certain limitations that may be imposed by the managing underwriter. The PDI Stockholders have a total of five PDI Demand Rights, provided that the PDI Stockholders may not require the Company to file a registration statement on a “long form” on more than three occasions. In addition to their PDI Demand Rights, the PDI Stockholders have the right to have any or all of their shares of common stock included in any registration by Getty Images with respect to an offering of common stock (a “PDI Piggy-Back Right”), subject to certain limitations that may be imposed by the managing underwriter. Both the PDI Demand Rights and PDI Piggy-Back Rights will terminate on the earlier of (i) the date that all of the PDI Stockholders’ shares of the common stock can be sold within a three-month period under the volume limitation of Rule 144(e) of the Securities Act, or (ii) the 15th anniversary of the date of the PDI Registration Rights Agreement.

Pursuant to the terms of the Getty Investments Registration Rights Agreement, Getty Investments, subject to the terms and conditions set forth in the Getty Investments Registration Rights Agreement, may require Getty Images to file a registration statement with respect to all or a portion of Getty Investments’ shares of common stock (a “Getty Demand Right”), subject to certain limitations that may be imposed by the managing underwriter. Getty Investments has a total of five Getty Demand Rights. In addition to their Getty Demand Rights, Getty Investments has the right to have any or all of their shares of common stock included in any registration by Getty Images with respect to an offering of common stock (a “Getty Piggy-Back Right”), subject to certain limitations that may be imposed by the managing underwriter. Both the Getty Demand Rights and the Getty Piggy-Back Rights will terminate on the earlier of (i) the date that all of the shares of common stock held by Getty Investments can be sold within a three-month period under the volume limitation of Rule 144(e) of the Securities Act, or (ii) the 15th anniversary of the date of the Getty Investments Registration Rights Agreement.

The Getty Investments Registration Rights Agreement was amended on November 22, 1999, to include the right to register an additional 1,579,353 shares of common stock that were acquired by Getty Investments on November 22, 1999.

In addition to the registration rights described above, upon the consummation of the Transactions, Getty Images assumed the obligations of Getty Communications plc and PhotoDisc, Inc. with respect to certain demand and piggy-back registration rights granted by the companies to certain of their respective stockholders, including, in the case of PhotoDisc, Inc. certain registration rights granted to holders of its Series A Preferred Stock, and, in the case of Getty Communications plc, certain registration rights granted to the October 1993 Trust and the Klein

Family Trust, Messrs. Getty and Klein, RIT Capital Partners, Mr. Anthony Stone, Mr. Lawrence Gould and The Schwartzberg Family L.P.

Getty Parties Shareholders’ Agreement.    In connection with the consummation of the merger of the businesses of Getty Communications plc (our predecessor) and PhotoDisc, Inc., Getty Images, Getty Investments L.L.C., Mark Getty, Jonathan Klein, the October 1993 Trust and the Klein Family Trust (as assigned from Crediton Limited) entered into a Shareholders’ Agreement with respect to their ownership of shares of common stock (the “Getty Parties Shareholders’ Agreement”), dated February 9, 1998, as amended. Certain provisions of the Getty Parties Shareholders’ Agreement are described below.

The Getty Parties Shareholders’ Agreement provides that all of the common stock held by the parties thereto (other than the Company, Mark Getty and Jonathan Klein) will be voted as directed by the board of directors of Getty Investments. Before transferring shares (other than certain permitted transfers to affiliates or family members who, as a condition of such permitted transfer, must agree to be bound by the terms of the Getty Parties Shareholders’ Agreement), the parties (other than the Company) must first offer such shares to the other parties. The price at which such shares must be offered is either the price that another purchaser is willing to pay for such shares or, in the event of a transfer pursuant to an exercise of registration rights, the average closing market price of the shares of common stock over the preceding ten business days. In the event that these rights of first refusal are not exercised with respect to all shares of common stock offered for sale, then the transferring shareholder may proceed with the proposed sale of shares.

In the Getty Parties Shareholders’ Agreement, the October 1993 Trust and the Klein Family Trust each agreed to retain at least 311,301 shares of common stock until July 8, 2001, and thereafter to retain at least 155,651 for an additional two years, provided, however, that the October 1993 Trust and the Klein Family Trust may sell shares in the event that (i) Mr. Mark Getty (in the case of the October 1993 Trust) or Mr. Jonathan Klein (in the case of the Klein Family Trust) ceases to be employed by the Company or any of its subsidiaries, or (ii) Getty Investments and its members cease at any time to hold at least 7% of the then outstanding shares of common stock. In addition, if Getty Investments or any of its members sells any shares of common stock, the October 1993 Trust and the Klein Family Trust will be permitted to sell the same proportion of their shares of common stock that are subject to this sale restriction as the number of shares of common stock sold by Getty Investments bears to its total number of shares of common stock. The Getty Parties Shareholders’ Agreement provides that each of the October 1993 Trust and the Klein Family Trust, in consideration of its participation under such agreement, received an annual fee from Getty Investments in July 2002 of £30,793 and £106,678 ($47,421 and $164,284, respectively, using an assumed exchange rate of $1.54). After payment of the annual fee in July 2002, no further annual fees are payable to the October 1993 Trust or the Klein Family Trust under the Getty Parties Shareholders’ Agreement.

The Getty Parties Shareholders’ Agreement also provides that each of the October 1993 Trust and the Klein Family Trust have the right to nominate a director to the board of directors of Getty Investments (the “Getty Investments Board”). Such parties have nominated Mr. Getty and Mr. Klein to the Getty Investments Board. The October 1993 Trust also has the right to nominate the chairman of the Getty Investments Board. The October 1993 Trust has appointed Mr. Getty as Chairman of Getty Investments.

Getty Investments has agreed in the Getty Parties Shareholders’ Agreement that, subject to certain exceptions, it will not operate or own or control any other business in the visual content industry.

The Getty Parties Shareholders’ Agreement expires on July 7, 2003, but may be terminated early with respect to a party (or its permitted transferees) who ceases to be a stockholder of Getty Images. The Getty Parties Shareholders’ Agreement terminates for all parties if the parties to the agreement cease to own beneficially less than the greater of (x) 3,000,000 shares of common stock and (y) such number of shares as is equal to two percent or less of the then outstanding shares of common stock.

Getty Investments Company Agreement.    Getty Investments L.L.C. is a limited liability company organized in the State of Delaware and is governed by a limited liability company agreement among four various Getty family trusts (the “Getty Trusts”) and Transon Limited (as assignee of 525 Investments Limited) (the “Getty Investments Company Agreement”). As of March 1, 2003, the membership interests of the Getty Trusts in Getty Investments were held as follows: 42.36% by the Cheyne Walk Trust, 18.75% by the Ronald Family Trust A, 15.68% by the Ronald Family Trust B and 12.5% by the Gordon P. Getty Family Trust. The remaining 10.71% interest was held by Transon Limited. The four Getty Trusts resulted from a partition in 1988 of the Sarah C. Getty Trust in accordance with a 1985 court order. Two of the four trustees of the Cheyne Walk Trust are also two of the three trustees of the Ronald Family Trust B, and one of the two trustees of the Ronald Family Trust A is also one of the three trustees of the Ronald Family Trust B. The life income beneficiaries of the four Getty Trusts referred to above are children of J.P. Getty, and the remainder beneficiaries are his grandchildren (including Mr. Mark Getty) and other descendants. Transon Limited is a company owned by Sir Paul Getty, one of the children of J.P. Getty. Mr. Mark Getty is the son of Sir Paul Getty.

The Getty Investments Company Agreement provides that the Getty Investments Board consists of six directors. One director is appointed by each of the four Getty Trusts. In addition, the members of Getty Investments have agreed to appoint one person nominated by each of the October 1993 Trust and the Klein Family Trust. The members also agree to appoint the director nominated by the October 1993 Trust as the Chairman of the Board of Getty Investments. Mr. Getty has been appointed a director and chairman by the October 1993 Trust and Mr. Klein has been appointed a director by the Klein Family Trust. Decisions at meetings of the Getty Investments Board require the approval (at a meeting or in writing) of a majority of directors. Of the six members of the Getty Investments Board, three (Mr. Getty, Mr. Klein and Mr. Garb) are also directors of Getty Images. There are currently no voting arrangements whereby one member of Getty Investments can control a majority of the members of the Getty Investments Board.

Getty Images Trademarks.    Getty Images, directly or through its subsidiaries, has trademark registrations and applications for trademark registrations in respect of the name Getty Images, and derivatives thereof and the related logos (together, the “Getty Images Trademarks”). Getty Images and Getty Investments have agreed that in the event that Getty Images becomes controlled by a third party or parties not affiliated with the Getty family, Getty Investments will have the right to call for an assignment to it, for a nominal sum, of all rights to the Getty Images Trademarks. Upon such assignment, Getty Images will have 12 months in which it will be permitted to continue to use the Getty Trademarks and thereafter will have to cease such use.

Indemnification.    Getty Images has agreed to indemnify Getty Investments L.L.C. and its members for liabilities arising in connection with the merger of the business of Getty Communications plc and PhotoDisc, Inc. as well as various securities offerings by the Company. In addition, Getty Images has entered into agreements to indemnify its directors and certain executive officers, in addition to indemnification provided for in our Bylaws and Restated Certificate of Incorporation. These agreements, among other things, indemnify our directors and certain executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person’s services as a director or executive officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Torrance Lease.    PhotoDisc, Inc., a wholly owned subsidiary of the Company, and the Marshall Building L.L.C., an entity 50% owned by Mr. Mark Torrance, one of our directors, and of which Mr. Torrance is the managing partner, entered into a lease under which PhotoDisc, Inc. leased the majority of the Marshall Building (46,957 total square feet). This lease expired on February 27, 2003. The weighted average rental was $13.47 per square foot per year, which the Company believes was a fair market rate, and under which Marshall Building L.L.C. paid a monthly service and maintenance fee of $1,375. In addition, PhotoDisc, Inc. made certain improvements to the Marshall Building in the amount of approximately $360,000 for which it was reimbursed by a reduction in monthly lease payments ratably over the term of the lease. Interest on the outstanding amount of unreimbursed improvements was charged at a rate of 5.77% per annum.

PhotoDisc, Inc. sublet a significant portion of the Marshall Building to 5 subtenants. The terms of the subleases ended on February 27, 2003. Rent received from the subtenants was $730,312 in 2002 and PhotoDisc, Inc. paid an aggregate amount of $688,744 to Marshall Building L.L.C. for lease payments in 2002.

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION FOR 2002

Compensation Committee Governance.    In 2002, the Compensation Committee was composed of Messrs. Bailey, Garb and Sporborg, with Mr. Garb serving as Chairman. None of the members of the Committee has ever been an officer or employee of Getty Images or any of its subsidiaries. The Compensation Committee establishes and administers our executive compensation policies, and our equity-based employee compensation benefit plans for our executive officers and, along with the Stock Option Committee, for all other Company employees. Each year, the Compensation Committee evaluates the performance of the Chief Executive Officer and Executive Chairman, determines their compensation levels, and reviews the compensation levels for all executive officers.

Compensation Policies.    The primary objectives of our executive compensation policies and programs are (i) to attract, retain and reward key executives, (ii) to relate compensation to the performance of both the individual executives and the Company, (iii) to align the financial interests of our executive officers directly with those of our stockholders, (iv) to establish compensation levels that are internally equitable and externally competitive. Currently, the two primary elements of executive officer compensation are (i) base salary, and (ii) annual cash bonuses, the amounts of which are dependent on both Company and individual performance during the prior fiscal year. Until 2002, the compensation program also included periodic stock option grants, although the Company is working to develop an alternative long-term incentive component that will align executive officers’ interests with those of shareholders while rewarding outstanding performance. We believe that this three-tier approach best serves the interests of the Company and our stockholders because it enables us to meet the requirements of the competitive environment in which we operate while ensuring that executive officers are compensated in a way that advances the interests of our stockholders.

Additional information on each of these compensation elements follows.

•	Base Salaries. Base salaries for executive officers are reviewed on an annual basis and at the time of promotion or other change in responsibilities. Base salaries for our executive officers other than the Executive Chairman and the Chief Executive Officer are based upon recommendations by the Chief Executive Officer. These recommendations, and the Compensation Committee’s review of the rationale for such recommendations, take into account factors such as relevant experience of the executive officer, the length of the executive officer’s service with the Company, an assessment of his or her level of and any increases in responsibility, a comparison of the position to similar positions in comparable companies, and a subjective assessment of the executive officer’s performance.

•	Annual Incentive Bonus Plan. Annual incentive bonuses generally are granted based on a percentage of each executive officer’s base salary and are determined on the basis of both Company performance and individual performance. In determining the annual incentive bonus for the Executive Chairman and the Chief Executive Officer, the Compensation Committee considers numerous qualitative and quantitative factors in determining these bonus awards, including individual performance, corporate revenue, profit and cash flow goals, and compensation levels of comparable companies. Annual cash bonus awards for the executive officers, other than the Executive Chairman and the Chief Executive Officer, are based upon recommendations by the Chief Executive Officer, which are based on similar qualitative and quantitative factors.

•	Long-Term Incentive Plan. Historically, stock options were an integral part of an executive officer’s compensation with the Company. We used stock options to provide a long-term incentive to the executive officer, and to align the interests of the executive officer with those of our stockholders by providing the executive officer with a financial interest in the Company. In 2002, the Company significantly reduced its use of stock option grants, which now generally are granted only as inducements to employment with the Company, to aid in retention and to reward significant increases in responsibility. The Committee also considers the award of restricted stock in specific cases based on individual performance or for purposes of retaining or attracting key executives. In 2002, the Committee determined that grants of restricted stock to our Chief Executive Officer and our Executive Chairman were appropriate. The values of the restricted stock granted to Mr. Klein and Mr. Getty are shown in the Summary Compensation Table and the relevant footnotes.

Compensation of the Chief Executive Officer.    As Chief Executive Officer, Mr. Klein is compensated pursuant to an employment agreement effective October 1, 2001. The agreement provides for Mr. Klein’s employment through at least October 1, 2003. Thereafter, Mr. Klein’s employment shall continue until either Mr. Klein or the Company provides the other party with at least twelve months’ notice of its intent to terminate the agreement. Under the agreement, Mr. Klein also agreed to continue serving on our Board of Directors.

Under the agreement, as our Chief Executive Officer, Mr. Klein receives an annual base salary of $1,100,000, subject to possible increase by the Board. This increase in Mr. Klein’s base salary was intended to offset the elimination of significant expatriate benefits that were provided to Mr. Klein under his prior employment contract, but that are not provided under the terms of the new agreement. The eliminated expatriate benefits included a payment in lieu of monthly contributions to a defined contribution pension plan, a foreign service allowance, a cost of living allowance, home leave expense reimbursement and tax equalization benefits. Mr. Klein is eligible to earn a target bonus of 30% of his base salary in each calendar year under the new agreement (although the Compensation Committee may award a larger bonus), which is a reduction from 50% under his prior agreement. Mr. Klein’s employment agreement also provides him with certain other welfare and fringe benefits, such as a company-provided automobile.

In 2002, Mr. Klein did not receive an increase in his annual base salary. For fiscal year 2002, Mr. Klein earned a bonus of $420,000, based on the Compensation Committee’s assessment of both the Company’s performance against its goals and Mr. Klein’s personal performance. As noted above, Mr. Klein received an award of 15,000 restricted shares.

Section 162(m).    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to a company’s chief executive officer and the four other most highly compensated executive officers, as reported in its proxy statement, unless that compensation is considered “performance-based”. Certain types of compensation are deductible only if performance criteria are specified in detail, and stockholders have approved these compensation arrangements. The Compensation Committee will monitor issues concerning the tax deductibility of executive compensation and will take appropriate action if we believe it is warranted. The Compensation Committee is prepared, if we believe it is appropriate, to enter into compensation arrangements or provide compensation under which payments may not be deductible under Section 162(m). Tax deductibility will not be the sole factor we consider in determining appropriate levels or types of compensation.

The Board of Directors accepted the Compensation Committee’s recommendations regarding Executive Compensation in 2002.

COMPENSATION COMMITTEE,

Andrew S. Garb (Chairman)

Christopher H. Sporborg

James N. Bailey

REPORT OF THE AUDIT COMMITTEE

On June 13, 2000, the Board of Directors adopted a written Audit Committee Charter, which was amended on October 22, 2002 (a copy of which is provided herewith as Appendix A).

The Audit Committee met seven times during 2002 to carry out its responsibilities. The members of the Audit Committee are independent for purposes of the New York Stock Exchange listing standards.

During 2002, at each of its meetings, the Audit Committee met with senior members of the Company’s financial management, the Company’s general counsel and PricewaterhouseCoopers LLP, the Company’s independent auditors. At most of its meetings, the Committee had private sessions with the independent auditors, at which discussions of financial management, accounting and internal controls took place. The Committee discussed, with management and the internal and independent auditors, the Company’s internal accounting controls, and took other appropriate actions to fulfill its responsibilities as set forth in the Audit Committee Charter.

The Audit Committee reviewed, with the Company’s financial management and the internal and independent auditors, the overall audit scopes and plans, the results of internal and external audit examinations, the evaluations by the auditors of the Company’s internal controls, and the quality of the Company’s financial reporting and disclosure practices.

The Audit Committee reviewed the audited financial statements, to be included in the Annual Report on Form 10-K, with management of the Company and the independent auditors, including a discussion of the quality and the acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures. Management and the independent auditors advised the Committee that the audited financial statements were prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure matters. The Committee discussed with the independent auditors all of the matters required by American Institute of Certified Public Accountants Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

The Audit Committee also discussed, with the independent auditors, matters relating to their independence from the Company and its management, including a review of audit and non-audit fees. The Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Based on the discussions and reviews noted above and the report of the independent auditors, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

AUDIT COMMITTEE,

Michael A. Stein (Chairman)

James N. Bailey

Christopher H. Sporborg

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has selected PricewaterhouseCoopers LLP, independent public accountants, to audit the financial statements of the Company for the year ending December 31, 2003. PricewaterhouseCoopers LLP has audited our financial statements since 1995. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to questions. The following table presents the aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s financial statements for the year ending December 31, 2002, and fees billed for other services rendered by PricewaterhouseCoopers LLP for the year ending December 31, 2002:

(1)	Audit Fees (for audit of our annual financial statements for the year ended December 31, 2002, and reviews of our quarterly financial statements)	$723,356

(2)	Financial Information and Systems Design and Implementation Fees	0

(3)	All Other Fees

	Audit related services, including audits of statutory accounts for our foreign subsidiaries	177,847

	Reorgnization of European corporate structure	160,295

	Tax services, comprising tax compliance, preparation and examination assistance	90,905
	Total All Other Fees	$429,047

The Audit Committee considered whether the provision of other services, listed in category (3) above, is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

PERFORMANCE GRAPH

Set forth below is a graph comparing cumulative total stockholder returns on our common stock, the New York Stock Exchange Market Index (the “NYSE Market Index”), the Nasdaq Stock Market Index of U.S. Companies (the “Nasdaq Market Index”), and the Media General Business Services Group Index (the “MG Group Index”). Starting this year, we are changing the market index we use for comparison purposes in the performance graph from the Nasdaq Market Index to the NYSE Market Index. We are making this change because in November of 2002 the Company’s shares of common stock were listed on the New York Stock Exchange.

The graph assumes that $100 was invested in Getty Images and each index on December 31, 1997 (as required by Securities and Exchange Commission rules) and that dividends were reinvested, and is rounded to the nearest whole dollar. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

COMPARE CUMULATIVE TOTAL RETURN

AMONG GETTY IMAGES, INC., NYSE MARKET INDEX,

NASDAQ MARKET INDEX AND MG GROUP INDEX

ASSUMES $100 INVESTED ON JAN. 1, 1998

ASSUMES DIVIDEND REINVESTED

FISCAL YEAR ENDING DEC. 31, 2002

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
Getty Images, Inc.	100	115	328	215	154	205
Nasdaq Market Index	100	141	248	156	125	87
NYSE Market Index	100	119	130	133	122	99
MG Group Index	100	97	102	76	75	56

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of the common stock (collectively, “Reporting Persons”) to file with the Securities and Exchange Commission initial reports of ownership and changes in ownership of the common stock. Reporting Persons are also required by the Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file.

To our knowledge, based solely on its review of copies of such reports received by the Company, or on written representations from certain Reporting Persons that no other reports were required for such persons, the Company believes that during fiscal year 2002, all Section 16(a) filing requirements were satisfied on a timely basis.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR FISCAL YEAR ENDED DECEMBER 31, 2002, CONTAINING INFORMATION ON OPERATIONS, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE UPON REQUEST. PLEASE WRITE TO:

INVESTOR RELATIONS DEPARTMENT

GETTY IMAGES, INC.

601 N. 34th STREET

SEATTLE, WASHINGTON 98103

The Annual Report on Form 10-K also is available on our website at http://www.gettyimages.com.

ADDITIONAL INFORMATION

Proxy Solicitation Costs.    The proxies being solicited hereby are being solicited by the Company. The cost of preparing, printing and mailing this proxy statement and soliciting proxies in the enclosed form will be borne by the Company. Officers and regular employees of the Company may solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. If they do so, they will not receive any additional compensation for these activities. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS OF

GETTY IMAGES, INC.

(As Amended October 22, 2002)

        I.    PURPOSE

The primary purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of Getty Images, Inc. (the “Corporation”), and the quality and integrity of the financial reports of the Corporation. The Committee’s primary duties and responsibilities are to:

•	Oversee that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Corporation.

•	Oversee that management has established and maintained processes to assure that an adequate system of internal control is functioning within the Corporation.

•	Oversee that management has established and maintained processes to assure compliance by the Corporation with all applicable laws, regulations and corporate policy.

The Committee will fulfill these responsibilities primarily by carrying out the activities enumerated in Section IV of this Charter.

        II.    MEMBERSHIP

The Committee shall be composed of three or more Directors as determined by the Board, each of whom shall meet the independence requirements established by the Board and any other regulations applicable to the Corporation from time to time. The Board shall elect the members of the Committee at the annual meeting of the Board or until their successors shall be duly elected and qualified. The Board shall determine in its business judgment that each Committee member is financially literate and that at least one Committee member has accounting or related financial management expertise and is a “financial expert” in accordance with such regulations as may be applicable to the Corporation from time to time. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

Unless a Chairperson of the Committee is elected by the full Board, the members of the Committee may designate a Chairperson by majority vote of the full Committee membership.

        III.    MEETINGS

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing department and the independent accountants separately to discuss any matters that the Committee or each of these groups believes should be discussed privately. In addition, the Committee or at least its Chairperson should meet with the independent accountants and management quarterly to review the Corporation’s financials consistent with Section IV.4 below.

        IV.    RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Committee shall:

Documents/Reports Review

1.	Review and reassess, at least annually, the adequacy of this Charter. Make recommendations to the Board, as conditions dictate, to update this Charter.

2.	Review with management and the independent accountants the Corporation’s annual financial statements, including a discussion with the independent accountants of the matters required to be discussed by Statement of Auditing Standards No. 61, as amended from time to time (“SAS No. 61”).

3.	Review with management and the independent accountants the 10-Q prior to its filing, including a discussion with the independent accountants of the matters to be discussed by SAS No. 61. The Chairperson of the Committee may represent the entire Committee for purposes of this review.

Independent Accountants

4.	Review the performance of the independent accountants and make recommendations to the Board regarding the appointment or termination of the independent accountants. The Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor. The Committee and the Board have the authority and responsibility to nominate the outside auditor to be proposed for shareholder approval in any proxy statement. The independent accountants are ultimately accountable to the Committee and the entire Board for such accountants’ audit of the financial statements of the Corporation. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants’ independence.

5.	Oversee independence of the accountants by:

•	receiving from the accountants, on a periodic basis, a formal written statement delineating all relationships between the accountants and the Corporation consistent with Independence Standards Board Standard 1 (“ISB No. 1”);

•	reviewing, and actively discussing with the Board, if necessary, and the accountants, on a periodic basis, any disclosed relationships or services between the accountants and the Corporation or any other disclosed relationships or services that may impact the objectivity and independence of the accountants; and

•	recommending, if necessary, that the Board take certain action to satisfy itself of the auditor’s independence.

6.	Based on the review and discussions referred to in section IV.2 and IV.5, the Committee shall determine whether to recommend to the Board that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Financial Reporting Process

7.	In conjunction with the independent accountants and the internal auditors, review the integrity of the Corporation’s financial reporting processes, both internal and external.

8.	Consider and approve, if appropriate, major changes to the Corporation’s accounting principles and practices proposed by management. Discuss with the independent accountants any significant changes in auditing standards or their audit scope. Consider and approve, if appropriate, any significant changes to the auditing practices of the internal auditing department.

9.	Establish regular systems of reporting to the Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and any significant difficulties encountered during the course of the review or audit, including any restrictions on the scope of the work or access to required information.

10.	Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

Legal Compliance/General

11.	Review with the Corporation’s General Counsel, any legal matter that could have a significant impact on the Corporation’s financial statements.

12.	Report through its Chairperson to the Board following meetings of the Committee.

13.	Maintain minutes or other records of meetings and activities of the Committee.

        V.    CHARTER AMENDMENTS

The Board shall have the authority to amend this Charter from time to time by a resolution approved by a majority of the Board members.

GETTY IMAGES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 5, 2003

The stockholder(s) of Getty Images, Inc., a Delaware corporation, whose signature(s) appear(s) on the reverse side of this Proxy, hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement with respect to the Annual Meeting of Stockholders of Getty Images, Inc. to be held at the headquarters of Getty Images, Inc. located at 601 North 34th Street, Seattle, WA 98103, on May 5, 2003 at 2:30 p.m. (Pacific Daylight Time) and hereby appoint(s) Elizabeth J. Huebner and Jeffrey L. Beyle, and either of them, as proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the stockholder(s) would possess if personally present to vote the Getty Images, Inc. Common Stock of the stockholder(s) on the reverse side of this Proxy at such meeting and any postponements or adjournments of such meeting, as set forth on the reverse of this Proxy, and to vote as recommended by the Board of Directors, or if no recommendation is given, in their own discretion, on such other matters that may properly come before the meeting (and any postponements or adjournments thereof).

THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF BOTH OF THE NOMINEES TO THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, FOR PROPOSAL 2, AND WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS OR, IF NO RECOMMENDATION IS GIVEN, IN THE SAID PROXIES’ OWN DISCRETION, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

IMPORTANT — TO BE SIGNED AND DATED ON

REVERSE SIDE

GETTY IMAGES, INC. P.O. BOX 11053 NEW YORK, N.Y. 10203-0053

If you have comments mark this box	☐
New address:
To change your address, please mark this box and indicate new address in the space provided	☐

Ú  DETACH PROXY CARD HERE  Ú

☐	Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote “FOR” proposals 1 and 2.
1.	To elect two (2) Class III directors for three-year terms.

FOR all nominees ☐ WITHHOLD AUTHORITY to vote ☐ *EXCEPTIONS ☐ listed below for all nominees listed below

Nominees: Jonathan D. Klein and Michael A. Stein
(INSTRUCTIONS: To withhold authority to vote for either individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below).
*Exceptions

FOR AGAINST ABSTAIN
2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants of the Company for the 2003 fiscal year.	☐ ☐ ☐

S C A N L I N E

This proxy card should be signed by the stockholder(s) exactly as his or her name(s) appear(s) hereon,

dated and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both persons should sign.

Date	Stock Owner sign here	Co-Owner sign here